Exhibit 99.2

Block, Inc. Announces Upsize and Pricing of $2.0 Billion Offering of Senior Notes

DISTRIBUTED-WORK-MODEL/OAKLAND, Calif., May 6, 2024 -- Block, Inc. (“Block”) (NYSE: SQ) today announced the pricing of $2.0 billion principal amount of its 6.50% senior notes due 2032 (the “Notes”) in a private placement to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Act”) and outside the United States to non-U.S. persons pursuant to Regulation S under the Act. The aggregate principal amount of the offering was increased from the previously announced offering size of $1.5 billion. The sale of the Notes is expected to settle on May 9, 2024, subject to customary closing conditions. Interest on the Notes will be payable in cash semi-annually in arrears, beginning on November 15, 2024.

The Notes will mature on May 15, 2032 unless earlier repurchased or redeemed. Holders of the Notes may require Block to repurchase the Notes upon the occurrence of certain change of control events at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any.

At any time prior to May 15, 2027, Block may redeem any or all of the Notes at a price equal to 100% of the principal amount thereof plus a “make-whole” premium and accrued and unpaid interest, if any, to, but excluding, the redemption date. On or after May 15, 2027, Block may redeem any or all of the Notes at specified prices plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

Block intends to use the net proceeds from this offering for general corporate purposes, which may include the repayment of debt under its existing notes, potential acquisitions and strategic transactions, capital expenditures, investments and working capital.

This announcement is neither an offer to sell nor a solicitation of an offer to buy the Notes and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful. The Notes have not been, and will not be, registered under the Act or the securities laws of any other jurisdiction, and unless so registered, may not be offered or sold in the United States except pursuant to an applicable exemption from the registration requirements of the Act and applicable state laws.

About Block, Inc.

Block, Inc. (NYSE: SQ) (formerly, Square, Inc.) is a global technology company with a focus on financial services. Made up of Square, Cash App, TIDAL, and TBD, we build tools to help more people access the economy. Square makes commerce and financial services easy and accessible for sellers with its integrated ecosystem of technology solutions. With Cash App, anyone can easily send, spend, or invest their money in stocks or bitcoin. Afterpay brings Square and Cash App together, connecting consumers and businesses. Artists use TIDAL to help them succeed as entrepreneurs and connect more deeply with fans. TBD is building an open source platform and developer infrastructure that enables everyone to access and participate in the global economy.

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